Exhibit 99.1

NEWS RELEASE

Investor Contact:
Gus Okwu / DRG&E
404-532-0086
gokwu@drg-e.com

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
415-659-3580
onapolitano@fibertower.com

FIBERTOWER ANNOUNCES RECEIPT OF NASDAQ
LISTING COMPLIANCE NOTICE

San Francisco, CA, December 10, 2009 — FiberTower Corporation (NASDAQ:FTWR - News), a wireless services backhaul provider, today announced that on December 8, 2009, it received a notice from the Listing Qualifications Department of the Nasdaq Stock Market (the “Department”) notifying the Company that it has failed to meet the minimum bid price requirements for continued listing set forth in Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”), which requires listed companies to maintain a minimum bid price of $1.00 per share.  The notice has no effect at this time on the listing of the Company’s common stock on the Nasdaq Global Market, and the Company’s common stock will continue to trade on the Nasdaq Global Market under the symbol “FTWR.”

In accordance with Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance with the Minimum Bid Price Rule.  As previously disclosed, the Company expects to effect a 1-for-10 reverse stock split (the “reverse split”) in the near future, and the Company expects that the reverse split will allow it to regain compliance with the Minimum Bid Price Rule.  The Department will provide written notification to the Company that it has achieved compliance with the Minimum Bid Price Rule if, at any time before June 7, 2010, the minimum bid price of the Company’s common stock closes at $1.00 per share or more for at least 10 consecutive trading days. If the Company does not regain compliance with the Minimum Bid Price Rule by the required deadline, the Company’s common stock will be subject to delisting from the Nasdaq Global Market. The Company may, however, be eligible to list its common stock on the Nasdaq Capital Market if it satisfies the initial listing standards (with the exception of the Minimum Bid Price Rule) for listing on the Nasdaq Capital Market, and it submits a timely application to Nasdaq to transfer the listing of its common stock to the Nasdaq Capital Market.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, master service agreements with nine U.S.

wireless carriers, and partnerships with the largest tower operators in the U.S., FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access services to the government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, the reverse split.  There can be no assurance that the reverse split will be completed. There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, among other things, negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

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